UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

OTELCO INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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April 6, 2015
Dear Stockholders:
It is my pleasure to invite you to Otelco Inc.’s 2015 Annual Meeting of Stockholders. We will hold this meeting on Thursday, May 14, 2015, at 11:00 a.m. local time, at the offices of Dorsey & Whitney LLP, 51 West 52nd Street, 9th Floor, New York, New York 10019. At this meeting, you will vote to (i) elect seven directors named in the enclosed proxy statement; (ii) ratify the appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm; and (iii) approve, on an advisory basis, our executive compensation.
Enclosed, you will find a notice of meeting and proxy statement that contains further information about the agenda items and the meeting; a copy of our 2014 Annual Report; and a proxy card.
Your vote is important to us and our business. I encourage you to complete, date, sign and return the proxy card in order for your shares to be represented and voted at the meeting. Brokers, banks and other nominees are not allowed to vote your shares on any matters, other than the ratification of the appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm, in the event that you do not complete the proxy card or vote by one of the other available alternatives. It is important that your voice be heard on all items coming before this meeting.
Sincerely,

Stephen P. McCall
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 14, 2015
To the holders of Otelco Inc. Class A shares:
The annual meeting of the stockholders of Otelco Inc. will be held on Thursday, May 14, 2015, at 11:00 a.m. local time, at the offices of Dorsey & Whitney LLP, 51 West 52nd Street, 9th Floor, New York, New York 10019. The purposes of the meeting are to:
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Elect seven directors named in the enclosed proxy statement to serve until the annual meeting of stockholders to be held in 2016;

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Ratify the appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm;

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Approve, on an advisory basis, our executive compensation; and

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Transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

Only holders of record of our Class A shares as of the close of business on March 16, 2015 are entitled to vote at the meeting. You are cordially invited to attend the meeting in person. If your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting.
IMPORTANT
Whether or not you expect to attend the meeting in person, we urge you to complete, date, sign and return the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Sending in your proxy card will not prevent you from voting your shares in person at the meeting if you desire to do so, as your proxy card is revocable at your option. Please remember, your broker, bank or other nominee cannot vote your shares for the election of directors or the approval, on an advisory basis, of our executive compensation if you do not complete and return the proxy card or vote by one of the other available alternatives. However, brokers, banks and other nominees will have discretion to vote uninstructed shares on the ratification of BDO USA, LLP as our Independent Registered Public Accounting Firm.
By Order of the Board of Directors,

Curtis L. Garner, Jr.
Secretary
April 6, 2015
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 14, 2015 — Our proxy statement, proxy card and 2014 Annual Report are available on our website at www.OtelcoInc.com under the heading “Investor Relations — SEC Filings.”

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Proxy Statement for 2015 Annual Meeting of Stockholders
We are providing these proxy materials in connection with the solicitation by the Board of Directors of Otelco Inc. (the “Board”) of proxies to be voted at our annual meeting of stockholders, to be held on May 14, 2015, and at any meeting following postponement or adjournment of such annual meeting (the “Annual Meeting’’).
Unless the context requires otherwise, references in this proxy statement to “Otelco,” the “Company,” “we,” “us” or “our” refer to Otelco Inc. and its consolidated subsidiaries.
You are invited to attend the Annual Meeting, which will begin at 11:00 a.m. local time on Thursday, May 14, 2015 at the offices of Dorsey & Whitney LLP, 51 West 52nd Street, 9th Floor, New York, New York 10019. If you plan to vote your shares in person at the Annual Meeting and your shares are held in “street name” — in an account with a bank, broker or other nominee — you must obtain a proxy issued in your name from such broker, bank or other nominee.
You can vote your shares by completing, dating, signing and returning the enclosed proxy card or, if you hold shares in “street name,” the voting form provided by your broker, bank or other nominee. A returned signed proxy card without an indication of how your shares should be voted will be voted FOR the election of all nominees for director as set forth under Proposal 1; FOR the ratification of the appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm under Proposal 2; FOR the approval of the compensation of Otelco’s named executives under Proposal 3; and, with respect to any other matters which may properly come before the Annual Meeting, at the discretion of the proxy holders.
A quorum is required to hold the Annual Meeting. A quorum will be present if at least a majority of the shares entitled to vote are represented by stockholders present at the Annual Meeting or by proxy. Our by-laws do not allow for cumulative voting. The seven nominees for director who receive the most votes will be elected as directors. The vote of a majority of the Class A shares present in person or by proxy at the Annual Meeting is required to ratify the appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm. The results of the advisory vote on executive compensation will be considered by the compensation committee of the Board.
This proxy statement and our 2014 Annual Report, along with the enclosed proxy card and voting instructions, are first being given or sent to stockholders on or about April 6, 2015.

Questions and Answers About This Proxy Material and Voting
Why did I receive this proxy statement?
The Board is soliciting your proxy to vote at the Annual Meeting because you were a stockholder of record of our Class A shares at the close of business on March 16, 2015, and, as such, you are entitled to vote at the Annual Meeting.
This proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting in person to vote your shares.
Who can vote at the Annual Meeting?
The record date for the Annual Meeting is March 16, 2015. As such, only stockholders of record of our Class A shares at the close of business on March 16, 2015 will be entitled to vote at the Annual Meeting.
Stockholder of Record: Shares Registered in Your Name
If at the close of business on March 16, 2015 your Class A shares were registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or you may vote by proxy. Whether or not you plan to attend the Annual Meeting in person, we urge you to complete, sign and date your proxy card and return the proxy card in the postage-paid envelope provided to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If at the close of business on March 16, 2015 your Class A shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of Class A shares held in “street name” and these proxy materials are being forwarded to you by such brokerage firm, bank, dealer or other similar organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank or other nominee cannot vote your shares for the election of directors or the advisory approval of our executive compensation if you do not complete and return the proxy card or vote by one of the other available alternatives. However, banks, brokers and other nominees will have discretion to vote uninstructed shares on the ratification of the appointment of BDO USA, LLP as our Independent Registered Accounting Firm. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other nominee.
What proposals will be voted on at the Annual Meeting?
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The election of seven directors to serve until the annual meeting of stockholders to be held in 2016;

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The ratification of the appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm; and

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The approval, on an advisory basis, of the compensation of Otelco’s named executives.

The Board recommends that you vote FOR each of the nominees to the Board; FOR the ratification of the appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm; and FOR the approval, on an advisory basis, of the compensation of Otelco’s named executives.

What different methods can I use to vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Annual Meeting in person, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.
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To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

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To vote by proxy, simply complete, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If you are a beneficial owner of Class A shares registered in the name of your broker, bank or other nominee, you should have received a proxy card and voting instructions with these proxy materials from that organization, rather than from us. Simply complete, sign and date your proxy card and return it in the postage-paid envelope provided to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker, bank or other nominee. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other nominee.
Follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact your broker, bank or other nominee to request a proxy card. Your broker, bank or other nominee cannot vote your shares for the election of directors or the advisory approval of our executive compensation if you do not complete and return the proxy card or vote by one of the other available alternatives. However, brokers, banks and other nominees will have discretion to vote uninstructed shares on the ratification of the appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm.
How can I revoke my proxy?
You can revoke your proxy prior to the completion of voting at the Annual Meeting by giving written notice of your revocation to the Secretary of the Company at 505 Third Avenue East, Oneonta, Alabama 35121, Attention: Curtis L. Garner, Jr., Secretary; by delivering a later-dated proxy card; or by voting in person at the Annual Meeting.
What is the difference between Class A and Class B shares?
Class A shares receive one vote for each share held. Except in certain limited situations set forth in our certificate of incorporation, and except as required by applicable law, Class B shares are not entitled to vote. In addition, three of our seven directors (the “Special Directors”) must be acceptable to the holders of at least a majority of the Class B shares based on certain categories and must not have any material business or close personal relationships with or any history or any material business or close relationships with any or all of the agent under our credit facility, the lenders under our credit facility, our management, us or any of their respective affiliates. We have determined that Norman C. Frost, Brian A. Ross and Gary L. Sugarman meet the independence qualifications for Special Directors set forth above, and the holders of a majority of the Class B shares have determined that such director nominees are acceptable to them.
In general, if we declare and pay any dividend or other distribution on Class A shares, the holders of the Class B shares will be entitled to receive dividends or other distributions in respect of each Class B share in the same amount per share as the holders of Class A shares.
Holders of Class A shares do not have conversion rights. If all of our outstanding obligations under our credit facility have been satisfied in full and all of the commitments of the lenders under our credit facility have been terminated, then each Class B share will automatically convert into one Class A share.

Who will count the votes?
An independent representative of Wells Fargo Shareowner Services will tabulate the votes and be the independent inspector of elections to certify the results.
How many shares are outstanding?
As of the close of business on March 16, 2015, the record date for the Annual Meeting, there were 3,006,526 Class A shares outstanding and entitled to vote at the Annual Meeting and there were 232,780 Class B shares outstanding. Each Class A share outstanding as of the close of business on the record date is entitled to one vote at the Annual Meeting. Class B shares are not entitled to vote at the Annual Meeting.
What is the quorum requirement?
A quorum is required to hold the Annual Meeting. A quorum will be present if at least a majority of the Class A shares entitled to vote, or 1,503,264 Class A shares, are represented by stockholders present in person at the Annual Meeting or by proxy.
Abstentions will be counted as “shares present” at the Annual Meeting for the purpose of determining whether a quorum exists. However, abstentions will not be treated as votes cast for or against a matter and, accordingly, will not affect the outcome of any proposal to be voted on at the Annual Meeting, other than the proposal to ratify the appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm. Proxies submitted by brokers, banks or other nominees that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker non-votes”) are also considered “shares present,” but also will not be treated as votes cast for or against a matter and, accordingly, will not affect the outcome of any proposal to be voted on at the Annual Meeting, other than the proposal to ratify the appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm.
How many votes are needed to approve each proposal?
For the election of seven directors, the seven nominees for director with the most FOR votes among votes properly cast will be elected as directors. Abstentions and broker non-votes will have no effect.
For the ratification of the appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm, the majority of the Class A shares present in person or by proxy at the Annual Meeting must vote FOR the proposal. Abstentions and broker non-votes will be counted as “shares present” at the Annual Meeting and will therefore have the effect of a vote AGAINST the proposal.
The results of the advisory vote on executive compensation will be considered by the compensation committee of the Board.
When are stockholder proposals due for the annual meeting of stockholders to be held in 2016?
In order to be considered for inclusion in next year’s proxy statement, stockholder proposals must be submitted in writing to the Secretary of the Company, Curtis L. Garner, Jr., at Otelco Inc., 505 Third Avenue East, Oneonta, Alabama 35121 and be received by no later than December 8, 2015. Similarly, in order for a stockholder proposal to be raised from the floor during next year’s annual meeting of stockholders, written notice must be received by us no later than February 14, 2016 and no earlier than January 15, 2016, and shall contain the information required by our by-laws. You may contact Curtis L. Garner, Jr. at the above described address for a copy of the relevant provisions of our by-laws regarding the requirements for making stockholder proposals and nominating director candidates.
How much will this proxy solicitation cost?
We bear all of the expenses incurred in connection with the solicitation of proxies, including costs incurred by brokers, fiduciaries and custodians in forwarding proxy materials to beneficial owners of Class A shares held in their name. Officers or other employees of the Company may, without additional compensation, solicit proxies in person or by telephone. We expect the total costs of this proxy solicitation to be approximately $35,000.

Does the Company have a policy about directors’ attendance at annual meetings of stockholders?
We do not have a policy about directors’ attendance at annual meetings of stockholders. All seven of our directors attended last year’s annual meeting of stockholders and we anticipate that a majority of the directors will attend the Annual Meeting.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K within four business days of the Annual Meeting and noted on our website at www.OtelcoInc.com.
Where are the Company’s principal executive offices?
Our principal executive offices are located at 505 Third Avenue East, Oneonta, Alabama 35121.

Governance of the Company
The Board has three standing committees: the audit committee; the compensation committee; and the nominating and corporate governance committee. All three committees are comprised solely of independent directors. During 2014, the Board held four meetings with all directors attending each meeting and twelve working sessions with management. During 2014, the audit, compensation and nominating and corporate governance committees held ten, four and two meetings, respectively, with all committee members attending all but two meetings in which one director was unavailable. Each director attended at least 75% of the aggregate of all meetings of the Board and committees thereof on which such director served during 2014. The Board and committees held executive sessions without management present as required in the conduct of regular business. Our code of ethics, corporate governance policies and the charters of each committee of the Board may be viewed on our website at www.OtelcoInc.com. The nominating and corporate governance committee recommended and the Board approved the membership of the committees noted below.
Ultimate responsibility for risk oversight lies with the Board and the audit committee. The audit committee and management have initiated a risk mapping process to further evaluate a broad spectrum of risks and the magnitude, likeliness and our preparedness in each area. The Board regularly discusses the various risks to our business with senior management, including risks related to acquisitions, financing, changes in the telecommunication industry, cyber security, our strategic plans and financial covenants. Risks related to financial disclosure and accounting controls are handled initially by the audit committee.
On June 18, 2013, Stephen P. McCall was appointed and continues to serve as Chairman of the Board. The Board believes that the non-executive Chairman’s role allows management, including our President and Chief Executive Officer, to focus on operating the business while Mr. McCall oversees and manages the Board and its functions.
Audit Committee — Andrew Meyers, Brian A. Ross, Howard J. Haug (chair).
The principal duties and responsibilities of our audit committee (all of the members of which are independent directors under the NASDAQ Stock Market’s listing standards) are to monitor our financial reporting process and internal control system; to appoint and replace our independent outside auditors from time to time, determine the compensation of our independent outside auditors and other terms of engagement and oversee their work; and to oversee our compliance with legal, ethical and regulatory matters. The audit committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties. The audit committee operates under a charter, which is available on our website at www.OtelcoInc.com. The audit committee recommends that stockholders vote FOR the ratification of the appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm.
The Board has determined that Howard J. Haug and Brian A. Ross qualify as audit committee financial experts.
Andrew Meyers has chosen not to stand for re-election at the Annual Meeting. Accordingly, following the Annual Meeting, Mr. Meyers will no longer be a director of the Company or a member of the audit committee. It is currently expected that, immediately following the Annual Meeting, Gary L. Sugarman (who is an independent director under the NASDAQ Stock Market’s listing standards) will be appointed as a member of the audit committee, to fill the vacancy created by Mr. Meyers’ departure.
Compensation Committee — Norman C. Frost, Stephen P. McCall, Andrew Meyers (chair).
The principal duties and responsibilities of our compensation committee (all of the members of which are independent directors under the NASDAQ Stock Market’s listing standards) are to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and to consider appropriate disclosure relating to these matters; to administer the operation of our compensation plans; to review and approve the compensation of our Chief Executive Officer and our other executive officers; and to provide oversight concerning selection of officers, management succession planning, performance of individual executives and related matters. The compensation committee has the authority to retain counsel and advisors to fulfill its responsibilities and duties. The compensation committee operates under a charter, which is available on our website at www.OtelcoInc.com. The compensation committee recommends that stockholders vote FOR the approval, on an advisory basis, of the compensation of Otelco’s named executives.
Andrew Meyers has chosen not to stand for re-election at the Annual Meeting. Accordingly, following the Annual Meeting, Mr. Meyers will no longer be a director of the Company or the chairman of the compensation committee. It is currently expected that, immediately following the Annual Meeting, Brian A. Ross (who is an independent director under the NASDAQ Stock Market’s listing standards) will be appointed as a member of the compensation committee, to fill the vacancy created by Mr. Meyers’ departure, and Norman C. Frost will be appointed as chairman of the compensation committee.
Nominating and Corporate Governance Committee — Norman C. Frost, Howard J. Haug, Gary L. Sugarman (chair).
The principal duties and responsibilities of our nominating and corporate governance committee (all of the members of which are independent directors under the NASDAQ Stock Market’s listing standards) are to establish criteria for Board and committee membership; to recommend to the Board proposed nominees for election to the Board and for membership on committees of the Board; to make recommendations regarding proposals submitted by our stockholders; and to make recommendations to the Board regarding corporate governance matters and practices. The nominating and corporate governance committee operates under a charter, which is available on our website at www.OtelcoInc.com. The nominating and corporate governance committee recommends that stockholders vote FOR the election of the seven director nominees named in this proxy statement.
Minimum Qualifications and Key Criteria for Director Nominees
The nominating and corporate governance committee has established the following minimum qualifications and key criteria for evaluating prospective director nominees:
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Reputation for integrity, strong moral character and adherence to high ethical standards.

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Demonstrated business acumen and experience, preferably in a public company, and ability to think strategically; exercise sound business judgments and common sense; and work constructively in a group in matters that relate to our current and long-term objectives. Preference for understanding of the rural and competitive markets we serve.

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Ability to read and understand basic financial statements and other financial information pertaining to the Company.

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Knowledge of the information and communications technology industry; demonstrated use of industry technology; and a commitment to understand the Company and drive its business and strategic direction.

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Basic understanding of and/or experience with the acquisition process, including negotiations and funding.

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Commitment and ability to regularly attend and participate in meetings of the Board and committees of the Board, the number of other company boards on which the candidate serves and the ability to generally fulfill all responsibilities as a director.

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Willingness to represent and act in the interests of all of our stockholders rather than the interests of a particular group.

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Good health and ability to serve.

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For prospective non-employee directors, independence under Securities and Exchange Commission and applicable stock exchange rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

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Willingness to accept the nomination to serve as a director.

Other Factors for Potential Consideration
The nominating and corporate governance committee will also consider the following factors in connection with its evaluation of each prospective nominee:
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Although the Board has no formal policy regarding diversity, the nominating and corporate governance committee will consider whether the prospective nominee will foster a diversity of skills and experiences.

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For potential audit committee members, whether the nominee possesses the requisite education, training and experience to qualify as financially literate or as an audit committee financial expert under applicable Securities and Exchange Commission and stock exchange rules.

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For incumbent directors standing for re-election, the incumbent director’s performance during his or her term, including meeting attendance, level of participation and overall contribution to the Company, including peer evaluation feedback.

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Composition of the Board and whether the prospective nominee will add to or complement the Board’s existing strengths.

Process for Identifying, Evaluating and Recommending Nominees
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The nominating and corporate governance committee initiates the process of identifying, evaluating and recommending potential nominees by preparing a slate of potential candidates who, based on their biographical information and other information available to the nominating and corporate governance committee, appear to meet the criteria specified above and/or who have specific qualities, skills or experience being sought (based on input from the full Board).

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Outside Advisors.   The nominating and corporate governance committee may engage a third-party search firm or other advisors to assist in identifying prospective nominees.

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Stockholder Suggestions for Potential Nominees.   The nominating and corporate governance committee will consider suggestions of nominees from stockholders. Stockholders may recommend individuals for consideration by submitting the written materials set forth below to the Company addressed to the chairman of the nominating and corporate governance committee at Otelco Inc., 505 Third Avenue East, Oneonta, Alabama 35121, Attention: Chairman of Nominating and Corporate Governance Committee. To be timely, the materials must be submitted within the time permitted in our by-laws for submission of a stockholder proposal for inclusion in our proxy statement for the subject annual meeting.

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The written materials must include: (1) all information relating to the individual recommended that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (2) the name(s) and address(es) of the stockholder(s) making the nomination and the amount of the Company’s securities which are owned beneficially and of record by such stockholder(s); (3) a representation that the stockholder of record is a holder of record of stock of the Company entitled to vote on the date of submission of such written materials and intends to appear in person or by proxy at the annual meeting to propose such nomination; (4) a representation as to whether the stockholder or the beneficial owner intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the proposed nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such proposed nomination; and (5) any other information that we may reasonably require to determine the eligibility of such proposed nominee to serve as a director.

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The nominating and corporate governance committee will evaluate a prospective nominee suggested by any stockholder in the same manner and against the same criteria as any other prospective nominee identified by the nominating and corporate governance committee from any other source.

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Nomination of Incumbent Directors.   The re-nomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria set forth above.

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For incumbent directors standing for re-election, the nominating and corporate governance committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation and overall contribution to the Company, feedback from peer evaluations, the number of other company boards on which the individual serves, the composition of the Board at that time and any changed circumstances affecting the individual director which may bear on his or her ability to continue to serve on the Board.

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Management Directors.   The number of officers or employees of the Company serving at any time on the Board should be limited such that, at all times, a majority of the directors are independent under applicable Securities and Exchange Commission and stock exchange rules.

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After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the nominating and corporate governance committee and by our Chief Executive Officer.

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Upon completion of the above procedures, the nominating and corporate governance committee will determine the list of potential candidates to be recommended to the full Board for nomination at the annual meeting.

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The Board will select the slate of nominees only from candidates identified, screened and approved by the nominating and corporate governance committee.

Stockholder Communications with the Board
The Board has a process for stockholders to communicate with it. For more information, please see the investor relations section of our website at www.OtelcoInc.com. Other information contained on our website does not constitute a part of this proxy statement.

Report of the Audit Committee
The audit committee reviews the Company’s financial reporting process on behalf of the Board. Management is responsible for the Company’s internal controls, the financial reporting process and the preparation of the Company’s consolidated financial statements. The Independent Registered Public Accounting Firm is responsible for performing an independent audit of the Company’s consolidated financial statements and assessing the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and expressing an opinion on the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting.
In this context, the audit committee has met and held discussions with management and BDO USA, LLP, the Company’s Independent Registered Public Accounting Firm, with and without management present, on at least a quarterly basis. Management represented to the audit committee that the Company’s audited consolidated financial statements and its unaudited quarterly consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the audit committee has reviewed and discussed the audited consolidated financial statements with management and the Independent Registered Public Accounting Firm. The audit committee meets with management and the Independent Registered Public Accounting Firm together and individually, as required, at each regular quarterly meeting. The audit committee discussed with the Independent Registered Public Accounting Firm all communications required by the PCAOB in Rule 3200T and the matters required to be discussed by PCAOB Auditing Standard No. 16 (Communications with Audit Committees).
During 2014, the audit committee reviewed management’s documentation for maintaining adequate internal controls over financial reporting to meet continuing compliance requirements under Section 404 of the Sarbanes-Oxley Act of 2002. Management implemented the new criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework (2013). Based upon its assessment, management concluded that, as of December 31, 2014, the Company’s internal controls and procedures were effective based upon these criteria. BDO USA, LLP, in accordance with the standards of the PCAOB, expressed an unqualified opinion thereon.
In addition, the audit committee has discussed with representatives of the Independent Registered Public Accounting Firm the Independent Registered Public Accounting Firm’s independence from the Company and its management, and has received the written disclosures and the letter from the Independent Registered Public Accounting Firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Registered Public Accounting Firm’s communications with the audit committee concerning independence.
In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board, and the Board approved, that the 2014 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.
The audit committee reviewed and approved the engagement proposals from BDO USA, LLP for the 2014 quarterly reviews and annual audit of the Company’s consolidated financial statements and internal controls and from Warren, Averett, Kimbrough & Marino, LLC for 2013 federal and state income tax preparation, tax consulting services and the 2013 audit of our 401(k) plan in advance of the provision of those services.
THE AUDIT COMMITTEE
Howard J. Haug, Chairman
Andrew Meyers
Brian A. Ross

Beneficial Ownership of Common Stock
The following table sets forth information regarding the beneficial ownership of Class A shares and Class B shares by:
•
each person who is known by us to beneficially own more than 5% of either class of our common stock;

•
each member of our Board;

•
each director nominee;

•
each of our named executive officers; and

•
all members of our Board and our executive officers as a group.

The amounts and percentages of shares beneficially owned are reported as of March 16, 2015 on the basis of Securities and Exchange Commission regulations governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities that he, she or it has a right to acquire within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which that person has no economic interest.
Except as indicated in the footnotes to the following table, each person has sole voting and investment power with respect to all shares attributable to such person.
	Class A Shares		Class B Shares(13)
	Shares Beneficially Owned		Shares Beneficially Owned
Name	Number	%(14)	Number	%(14)
Ira Sochet(1)	251,469	8.4%	—	—
Aristides Capital(2)	243,775	8.1%	—	—
GE Capital Equity Investments. Inc.(3)	—	—	89,529	38.5%
CoBank, ACB(4)	—	—	73,085	31.4%
Raymond James Bank, N.A.(5)	—	—	25,565	11.0%
Union Bank, N.A.(6)	—	—	19,122	8.2%
CIBC Inc.(7)	—	—	13,298	5.7%
Webster Bank, National Association(8)	—	—	12,181	5.2%
Normal C. Frost	1,633	*	—	—
Howard J. Haug(9)	2,153	*	—	—
Stephen P. McCall	2,041	*	—	—
Andrew Meyers	1,633	*	—	—
Brian A. Ross	2,633	*	—	—
Robert J. Souza	5,423	*	—	—
Gary L. Sugarman	1,833	*	—	—
Dennis K. Andrews(10)	3,454	*	—	—
Jerry C. Boles	1,961	*	—	—
Curtis L. Garner, Jr.(11)	7,561	*	—	—
Edwin D. Tisdale	2,532	*	—	—
Michael D. Weaver	46,155	1.5%	—	—
All directors and executive officers as a group (12 persons)(12)	36,643	1.2%	—	—

*
Less than 1%

(1)
Based on a Schedule 13D filed on March 13, 2013 with the Securities and Exchange Commission by Ira Sochet as of March 13, 2013. Ira Sochet’s address is P.O. Box 398537, Miami Beach, Florida 33239.

(2)
Based on an amendment to Schedule 13G filed on February 17, 2015 with the Securities and Exchange Commission by Christopher M. Brown, Aristides Capital LLC, Aristides Fund QP, LP and Aristides Fund LP. As stated in such amendment to Schedule 13G, Aristides Fund QP, LP and Aristides Fund LP directly own the Class A shares reported above, and Mr. Brown and Aristides Capital LLC may be deemed to beneficially own the Class A shares owned directly by such entities. The address of each of Christopher M. Brown, Aristides Capital LLC, Aristides Fund QP, LP and Aristides Fund LP is 3499 Brookside Road, Ottawa Hills, Ohio 43606.

(3)
GE Capital Equity Investments, Inc.’s address is 201 Merritt 7, Norwalk, Connecticut 06851.

(4)
CoBank, ACB’s address is 5500 South Quebec Street, Greenwood Village, Colorado 80111.

(5)
Raymond James Bank, N.A.’s address is 710 Carillon Parkway, St. Petersburg, Florida 33716.

(6)
Union Bank, N.A.’s address is 445 South Figueroa Street, Los Angeles, California 90071.

(7)
CIBC Inc.’s address is 425 Lexington Avenue, Floor 2, New York, New York 10017.

(8)
Webster Bank, National Association’s address is 185 Asylum Street, Hartford, Connecticut 06103.

(9)
Includes 10 Class A shares held by Mr. Haug’s wife.

(10)
Includes 451 shares held by Mr. Andrews’ wife’s IRA.

(11)
Includes 328 Class A shares held by Uniform Gifts to Minors Act accounts for the benefit of Mr. Garner’s grandchildren. Mr. Garner is the custodian of such accounts. Mr. Garner disclaims beneficial ownership of these Class A shares. In addition, also includes 2,719 Class A shares which Mr. Garner owns jointly with his spouse.

(12)
Michael D. Weaver retired as our Chief Executive Officer and a director at the end of 2014. Accordingly, the Class A shares beneficially owned by Mr. Weaver are not included in this row.

(13)
Each holder of Class B shares has entered into the registration agreement and the stockholders’ agreement described herein. See “Other Relationships and Transactions with Executives — Registration Agreement” and “Other Relationships and Transactions with Executives — Stockholders’ Agreement.”

(14)
The percentage of class ownership was determined by dividing the number of shares shown in the table by 3,006,526 and 232,780, the total number of outstanding Class A shares and Class B shares on March 16, 2015, respectively.

Bring-Along Rights
Our certificate of incorporation provides that, at any point following the occurrence of certain triggering events set forth in our certificate of incorporation, in the event that one or more holders of Class B shares, acting together or pursuant to a common plan or arrangement, dispose of 50% or more of the Class B shares then owned by all holders of Class B shares, then the selling holders may, at their option, require the other stockholders of the Company to dispose of all or, if applicable, a pro rata portion of the Class A and Class B shares held by them for the same consideration per share and otherwise on the same terms and conditions upon which the selling holders effect the disposition of their shares.
Sale Covenant
Both our certificate of incorporation and our credit facility contain a covenant generally requiring us to sell all of our equity interests or substantially all of our assets within 180 days after the occurrence of certain triggering events set forth in our certificate of incorporation and our credit facility.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our Class A shares to file reports regarding their ownership and changes in ownership of our shares with the Securities and Exchange Commission. We believe that, during 2014, our directors, executive officers and 10% Class A holders complied with all Section 16(a) filing requirements. In making the statements set forth in this section, we have relied solely upon an examination of the copies of Forms 3, 4 and 5, and amendments thereto, furnished to us and the written representations of our directors, executive officers and 10% Class A holders.
Compensation Committee Interlocks and Insider Participation
The members of our compensation committee are Messrs. Norman C. Frost, Stephen P. McCall and Andrew Meyers (chair). Mr. Meyers has chosen not to stand for re-election at the Annual Meeting. Accordingly, following the Annual Meeting, Mr. Meyers will no longer be a director of the Company or the chairman of the compensation committee. It is currently expected that, immediately following the Annual Meeting, Brian A. Ross will be appointed as a member of the compensation committee, to fill the vacancy created by Mr. Meyers’ departure, and Mr. Frost will be appointed as chairman of the compensation committee. None of Messrs. Frost, McCall, Meyers or Ross has ever been an officer or employee of the Company or any of its subsidiaries, or has ever had any other non-trivial professional, family or financial relationship with the Company or its executives, other than his directorship. For 2014, no executive officer of the Company served on the compensation committee or board of directors of any other entity that had any executive officer who also served on our compensation committee or Board.
Compensation Discussion and Analysis
The compensation committee of the Board establishes our executive compensation policy and monitors its implementation. This includes setting total compensation levels for our Chief Executive Officer, Chief Financial Officer and other executive officers in line with appropriate industry information and assigned responsibilities; balancing the retention of talent and compensation cost to us; and establishing the components of executive compensation. Our compensation committee also reviews our Chief Executive Officer’s recommendations with respect to compensation for other executives before the presentation of such recommendations to the Board. The compensation committee directly employs external expert resources as required to provide supporting information for carrying out its mission. The Board approves the policies and the base and incentive compensation for the executives based on the compensation committee’s recommendations.
Compensation Philosophy
Our executive compensation philosophy is based on the principles of competitive and fair compensation for sustained performance.
Competitive and Fair Compensation
We are committed to providing an executive compensation program that helps attract and retain highly qualified executive officers. To ensure that compensation is competitive, the compensation committee compares our compensation practices with those of other companies in our industry and sets our compensation guidelines based on this review. The compensation committee considered a number of different potential groups of peer companies within the broad construction of the telecommunication industry. It determined that a peer group of companies including Alaska Communications Systems Group; Alteva, Inc.; CBeyond Inc.; Cogent Communications Group; Consolidated Communications Holdings; 8X8 Inc.; GTT Communications, Inc.; Hawaiian Telecom Holdco Inc.; Lumos Networks Corp.; New Ulm Telecom Inc.; Orbcomm Inc.; Shenandoah Telecommunications Co.; and Towerstream Corp. provided the best industry comparison. The compensation committee also reviewed a number of studies that expanded beyond the telecommunication market and were more size specific to the Company.
The compensation committee’s analysis reviewed total compensation levels for senior management positions, including the components of base salary, incentive and bonus plans; current and long-term components; cash and non-cash compensation; and severance and change-in-control payments. In 2013, the compensation committee engaged Aon Hewitt to review the Company’s incentive compensation plans and identify potential alternative approaches for the compensation committee to consider. The committee structured stock bonus targets based on performance measures of earnings before interest, tax, depreciation and amortization (“EBITDA”), pre-consolidation revenue and net debt and issued restricted stock units to executive management for all of its 2014 incentive compensation. The compensation committee believes that doing so strongly links senior management and stockholder interests.
The compensation committee believes compensation for our executive officers is within an acceptable range of compensation paid to executives with comparable qualifications, experience and responsibilities who are with companies that are of reasonably comparable size, which is somewhat lower than comparable positions in the same or similar business as represented by the peer group. The compensation committee also strives to achieve equitable relationships both among the compensation of individual officers and between the compensation of officers and other employees throughout the Company.
Sustained Performance
Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic business goals are met, including such factors as the introduction of new technology and services for customers, growth through acquisitions, excellent customer satisfaction, efficient utilization of capital and meeting stated financial objectives. Individual performance is evaluated by reviewing attainment of specified individual objectives and the degree to which teamwork and our values are fostered.
Compensation Objectives
There are three primary objectives of our executive compensation program.
First, we must attract and retain superior talent to lead our operations and growth while controlling the cost associated with this leadership. Our capital structure requires us to distribute a significant percentage of our operating cash flow in the form of principal and interest on our debt. Consistent quarterly operations and cash accretive growth through acquisitions have historically been, and continue to be, critical to meeting our cash requirements. A stable senior leadership team positively impacts the accomplishment of these goals. The rural nature of a material portion of our Company adds complexity to this challenge.
Second, the compensation program must effectively tie pay and benefits to broad responsibilities and performance against measurable targets. Specific financial targets are set for the Company each year. The combination of base pay and incentive bonus must motivate management to take the actions necessary to meet the targets on a quarterly and annual basis, without impacting our longer-term viability.
Finally, the executive compensation program must properly incentivize the executive team to lead our business, deliver returns for our stockholders and strengthen our balance sheet.
Compensation Components
To meet these three objectives, annual compensation is currently divided into three elements for our executive officers: base salary; bonuses, including equity-based compensation; and employee benefits. The compensation committee determines the optimal mix of compensation components, as well as total targeted compensation. Where appropriate and necessary, these factors are incorporated in employment agreements with senior executives.
Base Salary.   Base pay is distributed on a periodic basis and recognizes the daily performance required to lead the Company. The base salary for executive officers was set using broad industry information, as well as our peer company analysis. The changes reflect a continued decrease in base salary as a percentage of total targeted compensation. Changes in annual base salaries will continue to be tied to appropriate market data, as well as individual performance of assigned responsibilities and changes in the scope of responsibilities. Targeted performance criteria vary for each executive officer based on his or her respective area of responsibility. Subjective performance criteria include an executive officer’s ability to recruit and retain qualified employees; manage his or her area of responsibility effectively and efficiently; interface with market and regulatory bodies in his or her jurisdiction; and collaborate with other executive officers to enhance the overall growth and success of the Company. The compensation committee does not use a specific formula based on these targeted performance and subjective criteria, but instead makes an evaluation of each executive officer’s contributions in light of all such criteria.
Bonuses.   Bonus incentives are generally paid annually and are tied to meeting established budget targets of EBITDA, pre-consolidation revenue and net debt. For these purposes, EBITDA is calculated using the formula set forth in our credit facility. Bonus levels as a percentage of base pay are established for each executive officer by the compensation committee based on broad industry norms and are approved by the Board. In 2013 and 2014, the targeted EBITDA levels were $32.5 million and $29.8 million, respectively. Our Chief Executive Officer’s and Chief Financial Officer’s performance bonus potential was 75% and 48%, respectively, of their base salary in 2013. Our Chief Executive Officer’s, President’s and Chief Financial Officer’s performance bonus potential was 37%, 16% and 13%, respectively, of their base salary in 2014, all of which was equity-based compensation with scheduled vesting over three years. In 2014, performance bonus potential for other members of the executive management team varied from 5% to 9% of base salary. Based on predetermined performance ranges, there may not be bonus payouts or bonus payouts may vary from an aggregate of 75% to 110% of targeted bonus levels. The Company’s EBITDA performance for 2014 was 96.5% of its targeted level. Bonus amounts may be adjusted downward based on a combination of corporate and individual performance characteristics as determined by our Chief Executive Officer and confirmed by the compensation committee once audited financial results are available for the previous year. In 2014, our Chief Executive Officer evaluated all senior executives’ individual contribution and provided them with feedback. Our Chief Executive Officer retired at the end of 2014 and the Board of Directors appointed our President to the additional position of Chief Executive Officer based on his performance and knowledge of the Company and long-term involvement in our industry.
Employee Benefits.   In 2014, we provided all employees with a benefits package that included health care and life and disability insurance, with a dental and vision care option. The Company pays for the majority of individual employee coverage while the cost of family coverage is borne primarily by the employee. Employees may participate in either of two high-deductible health plan options that are provided and can enroll in a health savings account. Employees may also elect to participate in additional coverage, as well as make pre-tax contributions to a flexible savings account. In 2014, we matched 75% of employees’ contributions to a 401(k) savings plan for up to 6% of their compensation, and this remains the same in 2015. Each named executive officer currently employed by the Company also receives the use of a Company-provided vehicle.
Restatement of Results
If we restate results which materially change the performance measures used for executive compensation, appropriate adjustments would be made to executive compensation.
Compensation of Chief Executive Officer
The compensation committee believes that Mr. Weaver’s annual compensation for 2014 was set and Mr. Souza’s annual compensation for 2015 is set at a level that is competitive with other companies in our industry, based on industry comparisons and taking into consideration the effectiveness of Mr. Weaver’s and Mr. Souza’s leadership of the Company and our success in attaining our goals. The Board concurs with this view.
Federal Tax Considerations
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to a named executive officer in a taxable year. However, compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of Section 162(m).
At the present time, the compensation committee believes that it is unlikely that the compensation paid to any named executive officer will exceed $1 million in a taxable year. The compensation committee intends to continue to evaluate the effects of Section 162(m) and any applicable Treasury regulations and will grant compensation awards in the future in a manner consistent with our best interests.
Consideration of Prior Stockholder Advisory Vote on Executive Compensation
At the annual meeting of stockholders held on May 15, 2014, we held an advisory vote on executive compensation. Approximately 91.1% of the votes cast at that meeting approved the compensation of our named executives. The compensation committee considered the results of that vote when determining the Company’s 2015 compensation policies, including the use of equity-based compensation to more closely mirror the mix of cash and equity in our peer companies and better align stockholder and management interests.

COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis appearing above with management. Based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.
THE COMPENSATION COMMITTEE
Andrew Meyers, Chairman
Norman C. Frost
Stephen P. McCall

Executive Compensation
The following table sets forth all compensation awarded to, earned by or paid to our current and former Principal Executive Officers, our Principal Financial Officer and our two other most highly paid executive officers (based on total compensation for 2014) during the years ended December 31, 2012, 2013 and 2014. During the years ended December 31, 2012 and, 2013, we did not have any stock-based plans for our executive officers. However, at our 2014 annual meeting of stockholders, our Class A stockholders approved the Otelco Inc. 2014 Stock Incentive Plan (the “Incentive Plan”), which allows us to compensate employees, officers, consultants and non-employee directors through various stock-based arrangements.
Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Michael D. Weaver(1) Former Director, President and Chief Executive Officer	2014	419,209	179,745	—	12,901	611,856
	2013	414,234	—	278,071	17,615	709,920
	2012	401,744	—	60,621	16,982	479,347
Robert J. Souza(2) Director, President and Chief Executive Officer	2014	249,947	80,694	—	18,606	349,247
	2013	211,994	—	70,815	27,434	310,243
	2012	206,003	—	98,892(6)	19,747	324,642
Curtis L. Garner, Jr. Chief Financial Officer and Secretary	2014	247,869	64,763	—	12,558	325,190
	2013	246,208	—	110,555	19,578	376,341
	2012	236,063	—	27,691	16,248	280,002
Dennis K. Andrews Senior Vice President and General Manager – Alabama & Missouri	2014	226,327	44,685	—	12,661	283,672
	2013	216,600	—	70,815	23,981	311,396
	2012	210,916	—	16,392	13,979	241,287
Edwin D. Tisdale Senior Vice President and General Manager – New England	2014	189,834	36,878	—	13,660	240,372
	2013	175,462	—	60,835	14,892	251,189
	2012	174,052	—	13,527	12,129	199,708

(1)
Mr. Weaver ceased to be our President on May 1, 2014 and retired as our Chief Executive Officer and a director at the end of 2014. Mr. Weaver did not receive any compensation for his services as a director. Payments under Mr. Weaver’s Separation and Consulting Agreement (as defined below) were not made in 2014 and, accordingly, are not included in the table. See “Other Relationships and Transactions with Executives — Separation and Consulting Agreement.”

(2)
Mr. Souza became our President on May 1, 2014 and became our Chief Executive Officer and a director on January 1, 2015. Prior to May 1, 2014, Mr. Souza was our Senior Vice President and General Manager – New England. Mr. Souza does not receive any compensation for his services as a director.

(3)
Represents restricted stock units that were granted under the Incentive Plan in 2014. For a discussion of the assumptions made in the valuation of the restricted stock units, see Note 18, Stock Plans and Stock Associated with Acquisition, to the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2014. If the highest level of performance conditions had been achieved, the value of the restricted stock units granted to Messrs. Weaver, Souza, Garner, Andrews and Tisdale on the date of grant would have been $207,309, $92,943, $74,594, $51,466 and $42,475, respectively.

(4)
Reflects cash bonuses earned for performance in 2012 and 2013, and paid in 2013 and 2014, respectively. No cash bonuses for performance were earned in 2014.

(5)
Reflects the value of our matching contribution to our 401(k) plan and the value of the individual’s personal use of a Company-provided vehicle.

(6)
Reflects one time award in 2012 associated with five year “stay bonus.”

Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2014
Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards
		Threshold (#)	Target (#)	Maximum (#)
Michael D. Weaver	7/9/2014(1)	0	37,947	41,742	$179,745
Robert J. Souza	7/9/2014(1)	0	17,035	18,739	$64,763
Curtis L. Garner, Jr.	7/9/2014(1)	0	13,672	15,039	$80,694
Dennis K. Andrews	7/9/2014(1)	0	9,433	10,376	$44,685
Edwin D. Tisdale	7/9/2014(1)	0	7,786	8,565	$36,878

(1)
Grant of restricted stock units under the Incentive Plan.

Restricted Stock Unit Grants
On July 9, 2014, restricted stock unit grants were made under the Incentive Plan to each of the named executive officers, as well as certain other members of our management. The specific number of Class A shares to be issued upon the vesting of such restricted stock units depended upon the Company’s achievement of certain performance metrics with respect to the year ended December 31, 2014. Specifically, 25% of the Class A shares that were eligible to vest depended upon the achievement of certain pre-consolidation revenue levels, 25% of the Class A shares that were eligible to vest depended upon the achievement of certain net debt levels and 50% of the Class A shares that were eligible to vest depended upon the achievement of certain EBITDA levels. With respect to the pre-consolidation revenue performance metric, no Class A shares would vest if pre-consolidation revenue for the year ended December 31, 2014 was less than $81,667,244, the target amount of Class A shares would vest if pre-consolidation revenue for the year ended December 31, 2014 was $86,880,047 and the maximum number of Class A shares would vest if pre-consolidation revenue for the year ended December 31, 2014 was $87,401,327 or more. With respect to the net debt performance metric, no Class A shares would vest if net debt as of December 31, 2014 was more than $110,401,000, the target amount of Class A shares would vest if net debt as of December 31, 2014 was $108,001,000 and the maximum number of Class A shares would vest if net debt as of December 31, 2014 was no more than $107,401,000. With respect to the EBITDA performance metric, no Class A shares would vest if EBITDA for the year ended December 31, 2014 was less than $26,843,000, the target amount of Class A shares would vest if EBITDA for the year ended December 31, 2014 was $29,794,000 and the maximum number of Class A shares would vest if EBITDA for the year ended December 31, 2014 was $32,744,000 or more. Based on the Company’s performance for the year ended December 31, 2014, with respect to the pre-consolidation revenue metric, 80% of the target amount of Class A shares will vest, with respect to the net debt performance metric, 110% of the target amount of Class A shares will vest and, with respect to the EBITDA performance metric, 96% of the target amount of Class A shares will vest, meaning that 95.5% of the total target amount of Class A shares eligible for vesting under the restricted stock units will vest. Except as set forth in the following sentence, the Class A shares to be issued upon the vesting of the restricted stock units vest in three equal installments on March 13, 2015, March 14, 2016 and March 13, 2017. When Mr. Weaver retired as our Chief Executive Officer and a director at the end of 2014, all outstanding unvested restricted stock units issued to Mr. Weaver vested. See “Other Relationships and Transactions with Executives — Separation and Consulting Agreement.”

Outstanding Equity Awards at December 31, 2014
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Michael D. Weaver	36,239	176,484
Robert J. Souza	16,269	79,225
Curtis L. Garner, Jr.	13,057	63,588
Dennis K. Andrews	9,009	43,874
Edwin D. Tisdale	7,435	36,208

(1)
Represents restricted stock units that were granted under the Incentive Plan in 2014. Except as set forth in the following sentence, the Class A shares to be issued upon the vesting of the restricted stock units vest in three equal installments on March 13, 2015, March 14, 2016 and March 13, 2017. When Mr. Weaver retired as our Chief Executive Officer and a director at the end of 2014, all outstanding unvested restricted stock units issued to Mr. Weaver vested.

Option Exercises and Stock Vested for the Fiscal Year Ended December 31, 2014
No stock options were exercised, nor did any named executive officer have any stock vest, in 2014.
Pension Benefits
We do not have any pension plans.
Non-Qualified Deferred Compensation
We do not have any non-qualified deferred compensation.
Management Employment and Severance Agreements
Agreement with Robert J. Souza.   We entered into a third amended and restated employment agreement with Robert J. Souza on December 10, 2014, effective January 1, 2015, which will remain in effect unless terminated by the Company or Mr. Souza for any reason or by death or disability. Under this agreement, Mr. Souza will receive an annual base salary of  $350,000, an annual bonus, the use of a Company automobile and standard medical and other benefits in 2015.
If we terminate Mr. Souza’s employment without cause or due to death or disability, he will be entitled to receive severance benefits consisting of a lump sum payment equal to 1.5 times his annual base salary, a lump sum payment equal 24 times the monthly premium cost for Mr. Souza and his family to continue to participate in the Company’s welfare and benefit plans and a lump sum payment equal to the pro rata portion of the annual bonus he would have received, based on the applicable annual performance targets, if he had been employed by the Company through the end of the full fiscal year in which the termination occurred. Mr. Souza’s employment agreement provides that he will be restricted from engaging in competitive activities for 18 months after the termination of his employment.
The term “without cause” is defined in Mr. Souza’s agreement as a termination for any reason other than (1) conviction of a felony, stolen funds or other fraudulent conduct; (2) willful misconduct or gross negligence materially injurious to the Company; (3) failure or refusal to comply with directions of the Board; or (4) a breach of the terms of his employment agreement. Termination as a result of a change of control of the Company would be considered “without cause.” The term “death or disability” means the death of Mr. Souza or Mr. Weaver’s inability to perform his duties and obligations for any 90 days during a period of 180 consecutive days due to mental or physical incapacity.
Agreement with Curtis L. Garner, Jr.   We entered into an amended and restated employment agreement with Curtis L. Garner, Jr. on March 11, 2009, effective January 1, 2009, which agreement was amended on March 5, 2010, effective January 1, 2010, and which will remain in effect unless terminated by the Company or Mr. Garner for any reason or by death or disability. Under this agreement, Mr. Garner will receive an annual base salary of  $250,000, an annual bonus, the use of a Company automobile and standard medical and other benefits in 2015.
If we terminate Mr. Garner’s employment without cause or due to death or disability, he will be entitled to receive severance benefits consisting of a lump sum payment equal to his annual base salary and a lump sum payment equal to the pro rata portion of the annual bonus he would have received, based on the applicable annual performance targets, if he had been employed by the Company through the end of the full fiscal year in which the termination occurred. Mr. Garner’s employment agreement provides that he will be restricted from engaging in competitive activities for six months after the termination of his employment.
The term “without cause” is defined in Mr. Garner’s agreement as a termination for any reason other than (1) conviction of a felony, stolen funds or other fraudulent conduct; (2) willful misconduct or gross negligence materially injurious to the Company; (3) failure or refusal to comply with directions of the Board; or (4) a breach of the terms of his employment agreement. Termination as a result of a change of control of the Company would be considered “without cause.” The term “death or disability” means the death of Mr. Garner or Mr. Garner’s inability to perform his duties and obligations for any 90 days during a period of 180 consecutive days due to mental or physical incapacity.
Agreements with Other Senior Executives.   We entered into employment agreements with Dennis K. Andrews during 2006 Edwin D. Tisdale during 2009, each of which was amended on March 4, 2011, effective January 1, 2011, and each of which will remain in effect until termination by us or the applicable individual for any reason or by the individual’s death or disability. Under these agreements, each of Messrs. Andrews’ and Tisdale’s annual bonus is targeted to be no greater than 38% of base salary.
If we terminate an individual’s employment without cause, that individual will be entitled to receive severance benefits consisting of his annual base salary for six months following the date of his termination plus the pro rata portion of the annual bonus he would have received, based on the applicable annual performance targets, had he been employed by us through the end of the full fiscal year in which the termination occurred. Each individual’s employment agreement provides that he will be restricted from engaging in competitive activities for six months after the termination of his employment.
The terms “without cause” and “death or disability” have the same meanings in these agreements as such terms have in Mr. Souza’s and Mr. Garner’s employment agreements.
Estimated Potential Termination Payments.   The table below provides estimates of the value of payments and benefits that would become payable if the named executive officers were terminated in the manner described below, in each case based on the assumptions described in the table’s notes.

Potential Termination Payments(1)
Name (Position)	Type of Termination Payment	Type of Termination of Employment(2)
		Involuntary Termination Without Cause(3)	Death or Disability	Termination Upon a Change of Control
Robert J. Souza (Director, President and Chief Executive Officer)	Annual Bonus(4)	$79,255	$79,255	$79,255
	Cash Severance(5)	268,000	268,000	268,000
	Premium Cost for Welfare and Benefit Plans	16,207	16,207	16,207
		$363,462	$363,462	$363,462
Curtis L. Garner, Jr. (Chief Financial Officer and Secretary)	Annual Bonus(4)	63,588	63,588	63,588
	Cash Severance	239,000	239,000	239,000
		$302,588	$302,588	$302,588
Dennis K. Andrews (Senior Vice President and General Manager – Alabama & Missouri)	Annual Bonus(4)	43,874	—	43,874
	Cash Severance	106,000	—	106,000
		$149,874	$—	$149,874
Edwin D. Tisdale (Senior Vice President – New England Support Services)	Annual Bonus(4)	36,208	—	36,208
	Cash Severance	97,500	—	97,500
		$133,708	$—	$133,708

(1)
Because Michael D. Weaver retired as our Chief Executive Officer and a director at the end of 2014, he is not included in this table. For a description of the Separation and Consulting Agreement we entered into with Mr. Weaver in connection with his retirement, see “Other Relationships and Transactions with Executives — Separation and Consulting Agreement.”

(2)
All data in the table reflects estimates of the value of payments and benefits assuming the named executive officer was terminated on December 31, 2014. Disability benefit plan payments available to all employees are not included.

(3)
The amounts listed in this column would not be payable if the named executive officer voluntarily resigns or is terminated for cause.

(4)
Represents Class A shares underlying restricted stock units. For purposes of this table, each Class A share is valued at $4.87, which was the closing market price per Class A share on the NASDAQ Stock Market on December 31, 2014.

(5)
Under Mr. Souza’s current employment agreement, if we terminate his employment without cause (including as a result of a change of control of the Company) or due to death or disability, he will be entitled to receive a lump sum payment equal to 1.5 times his annual base salary. However, under the employment agreement that was in effect with respect to Mr. Souza on December 31, 2014, if we had terminated his employment without cause (including as a result of a change of control of the Company) or due to death or disability on that date, he would have only been entitled to receive a lump sum payment equal to his annual base salary at that time.

Director Compensation
The non-employee members of the Board received annual cash compensation of  $52,000, paid in four quarterly installments, as a retainer for their services and participation in quarterly Board and committee meetings in 2014. In addition, the non-employee members of the Board received Class A shares on December 31, 2014, as the restricted stock units granted to them on July 9, 2014 vested on that date. The non-executive chair of the Board received 2,041 Class A shares and the other non-executive members of the Board each received 1,633 Class A shares, for a total of 10,206 Class A shares. The non-executive chair of the Board receives additional annual cash compensation of  $20,000, paid in quarterly installments. The chairs of the audit, compensation and nominating and corporate governance committees received additional annual cash compensation of  $12,500, $7,500 and $5,000, respectively, paid in quarterly installments. In addition, non-employee members of the Board are paid $1,000 for any additional called Board or committee meetings and $500 for any Board or committee conference calls. The non-employee members of the Board are reimbursed for travel, lodging and other reasonable expenses, as incurred. Payments are made in arrears after the completion of each quarter, as reflected on Internal Revenue Service Form 1099. The total compensation of the non-employee members of the Board for 2014 is shown in the following table:
Director Compensation for the Fiscal Year Ended December 31, 2014
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Norman C. Frost	$61,000	$8,100	$69,100
Howard J. Haug	$77,500	$8,100	$85,600
Stephen P. McCall	$81,500	$10,123	$91,623
Andrew Meyers(2)	$72,000	$8,100	$80,100
Brian A. Ross	$64,250	$8,100	$72,350
Gary L. Sugarman	$65,000	$8,100	$73,100

(1)
Represents restricted stock units that were granted under the Incentive Plan on July 9, 2014 and that vested on December 31, 2014. For a discussion of the assumptions made in the valuation of the restricted stock units, see Note 18, Stock Plans and Stock Associated with Acquisition, to the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2014. No stock awards to directors were outstanding as of the end of 2014.

(2)
Mr. Meyers has chosen not to stand for re-election at the Annual Meeting. Accordingly, following the Annual Meeting, Mr. Meyers will no longer be a director of the Company.

Other Relationships and Transactions with Executives
Separation and Consulting Agreement
On December 10, 2014, we entered into a separation and consulting agreement with Mr. Weaver (the “Separation and Consulting Agreement”). Pursuant to the Separation and Consulting Agreement, upon Mr. Weaver’s retirement as our Chief Executive Officer and a director at the end of 2014, Mr. Weaver became entitled to a lump sum payment equal to the sum of his annual base salary for 2014 and an amount equal to two years of health insurance premiums for Mr. Weaver and his dependents at 2015 rates, all outstanding unvested equity grants issued to Mr. Weaver vested and we transferred to Mr. Weaver ownership of his current Company vehicle, Company cell phone, Company computer and Company printer. Such payment, such vesting and such transfers were subject to and conditioned upon Mr. Weaver providing a release of claims, which he delivered to the Company at the end of 2014. We estimate that the combined value of such payment, such vesting and such transfers is approximately $603,360.
In addition, pursuant to the Separation and Consulting Agreement, effective from January 1, 2015 through December 31, 2015, Mr. Weaver will provide consulting services to us in order to transition the responsibilities of Chief Executive Officer and maintain continuity of management. For such consulting services, Mr. Weaver will receive a fee of  $52,000, which will be paid in quarterly installments. The Separation and Consulting Agreement also provides that all of Mr. Weaver’s expenses that are related to his responsibilities under the Separation and Consulting Agreement will be reimbursed by us.

Registration Agreement
On May 24, 2013, in connection with our emergence from bankruptcy, we entered into a registration agreement with the holders of Class B shares.
Pursuant to the registration agreement, the holders of a majority of the Class B shares will generally be able to require us to register all or part of their Class B shares under the Securities Act of 1933, as amended (the “Securities Act”), on Form S-1, or any similar long-form registration, on up to two occasions in any 12-month period or, if available, on Form S-3, or any similar short-form registration, on up to four occasions in any 12-month period, subject to certain limitations set forth in the registration agreement.
In addition, pursuant to the registration agreement, whenever we register any of our equity securities under the Securities Act (including any registration of our securities by a third party), other than pursuant to a registration described in the preceding paragraph, pursuant to a registration on Form S-4 or Form S-8 or any successor or similar forms or in connection with our initial public offering of equity securities, the holders of Class B shares will generally be able to require the Company to include their Class B shares in such registration, subject to certain limitations set forth in the registration agreement.
Whenever the holders of Class B shares require us to register any of their Class B shares pursuant to the registration agreement, we will generally be required to bear all expenses of such registration, other than underwriting discounts and commissions.
The registration agreement contains customary indemnification and contribution rights and obligations of the parties thereto.
Stockholders’ Agreement
On May 24, 2013, in connection with our emergence from bankruptcy, we entered into a stockholders’ agreement with the holders of Class B shares.
Pursuant to the stockholders’ agreement, a holder of Class B shares may not transfer, or agree to transfer, any of its equity interests in the Company, unless (1) the transfer is to a person or entity that has certain affiliations with such holder, is to another holder of Class B shares or is otherwise permitted under our credit facility and (2) the transferee executes a joinder to the stockholders’ agreement, agreeing to be bound by and to comply with all applicable provisions of the stockholders’ agreement. In addition to the above, the stockholders’ agreement generally provides that a holder of Class B shares may not transfer, or agree to transfer, any of its Class B shares to a third party, unless such holder also transfers to such third party a ratable portion of its rights and obligations under our credit facility.
Except as set forth in the following sentence, whenever we propose to issue equity securities, or securities exercisable, convertible or exchangeable for equity securities, a holder of Class B shares, or its designee, will have a preemptive right under the stockholders’ agreement to maintain such holder’s percentage ownership in the Company. The preemptive right described in the previous sentence will not apply to securities issued or issuable: (1) in a strategic partnership, joint venture or similar financing transaction; (2) in connection with any bank financing or similar transaction; (3) in connection with certain merger and acquisition activities; (4) to officers, directors or employees of, or advisors or consultants to, the Company or any of its subsidiaries pursuant to a stock incentive plan; (5) upon the conversion of Class B shares into Class A shares pursuant to the provisions of our certificate of incorporation; and (6) to finance the redemption of Class B shares pursuant to our redemption rights under the stockholders’ agreement, which are described in the following paragraph.
The stockholders’ agreement also provides that, within 15 days after all of our outstanding obligations under our credit facility have been satisfied in full and all of the commitments of the lenders under our credit facility have been terminated in accordance with the provisions thereof, we may elect, at our option, to redeem all, but not less than all, of the outstanding Class B shares. Such redemption would be required to occur as promptly as reasonably practicable, and, in any event, within 30 days, after the holders of Class B shares receive notice of the redemption from us. The redemption price that we would be required to pay for the Class B shares would be equal to 7.5% of the outstanding principal obligations under our credit facility as of May 24, 2013, if the redemption is effected after March 31, 2015 and on or before March 31, 2016. Our right, under the stockholders’ agreement, to redeem the outstanding Class B shares will terminate on March 31, 2016.

In addition, the stockholders’ agreement provides that, so long as a holder of Class B shares holds at least 15% of the Class A and Class B shares acquired by all of the holders of Class B shares on May 24, 2013, such holder will have the right to designate an individual to attend each meeting of the Board and each committee thereof, as an observer, without voting rights, at the expense of such holder.
The stockholders’ agreement also contains customary representations and warranties from the holders of Class B shares, as well as customary information rights, confidentiality and termination provisions.
Review, Approval and Ratification of Related Party Transactions
In general, we do not expect to enter into any related party transactions. However, if we were presented with a potential related party transaction, our Chief Executive Officer would review such transaction and would recommend that the Board approve any transaction that was expected to benefit us. Because we do not expect to enter into any related party transactions, our policies and procedures relating to the review, approval and ratification of such transactions are not in writing.

Proposal 1
Election Of Directors
Seven directors are to be elected by the holders of Class A shares at the Annual Meeting. The Board has recommended Norman C. Frost, Howard J. Haug, Stephen P. McCall, Brian A. Ross, Robert J. Souza and Gary L. Sugarman (each currently serving as a director of the Company), as well as Curtis L. Garner, Jr., Chief Financial Officer and Secretary of the Company, as nominees for election. If elected at the Annual Meeting, each of the nominees would serve until the annual meeting of stockholders to be held in 2016 and until his successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.
Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named above. If any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of a substitute nominee proposed by management. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.
The Board believes that each nominee for director has valuable individual skills and experience that, taken together, provide us with the variety and depth of knowledge, judgment and vision necessary to provide oversight and guidance to our Company, as indicated by their biographies. All nominees for director have background experience in the telecommunication and/or information technology industries and in leading organizations utilizing mergers and acquisitions for growth. Four of our current directors are or have served as President, Chief Operating Officer and/or Chief Financial Officer of public companies (or material divisions thereof). Two of our current directors have significant marketing and sales leadership experience and four of our current directors have been directly involved in investment banking and lending transactions. The Board, under the direction of the nominating and corporate governance committee, also conducts annual peer and self-evaluations as a way to analyze the benefits each director brings to the Board.
Director Nominees
The following table sets forth the names and positions of the current directors that are up for re-election to the Board at the Annual Meeting and Mr. Garner, as well as their ages, as of April 6, 2015:
Name	Age	Position
Stephen P. McCall	44	Chairman
Robert J. Souza	61	President, Chief Executive Officer and Director
Norman C. Frost	60	Director
Curtis L. Garner, Jr.	68	Chief Financial Officer and Secretary
Howard J. Haug	64	Director
Brian A. Ross	57	Director
Gary L. Sugarman	62	Director
Information on the Director Nominees
Set forth below is biographical information for each person nominated for election to the Board at the Annual Meeting.
Norman C. Frost has served as a director of the Company since May 24, 2013. Mr. Frost is currently a private investor and serves on the Board of Directors of Horizon Telcom, Inc., a private company engaged in the telecommunication business. He served on the Board of Directors of Iowa Telecom from 2006 until its acquisition by Windstream in 2010. Mr. Frost worked as an investment banker for over 25 years, focusing primarily on the telecommunication industry, where he executed a wide range of assignments for his clients, including international and domestic mergers and acquisitions, valuations, public and private equity and debt offerings and project financings. He was a Managing Director of Legg Mason Wood Walker, Inc. and head of that firm’s Technology sector in the Investment Banking Department from 1998 to

2005. Prior to joining Legg Mason, Mr. Frost was a Managing Director in the Communications Group at Bear, Stearns & Co. Inc. and started his investment banking career at The First Boston Corporation. Mr. Frost’s experience in the telecommunication industry brings us important telecommunication knowledge and his investment banking experience provides insight into acquisitions and structuring debt and equity transactions, each of which makes him a valuable asset to the Board, the compensation committee (which he is currently expected to chair immediately following the Annual Meeting) and the nominating and corporate governance committee.
Curtis L. Garner, Jr. joined the Company as Chief Financial Officer on February 2, 2004. During his tenure, the Company made its initial public offering, completed an additional stock offering, acquired and integrated five companies, renegotiated its credit facility three times and restructured its balance sheet. Prior to joining the Company, he provided consulting services to a number of businesses and not-for-profit organizations from October 2002. He served the company now known as Premiere Global from November 1997 through September 2002 (including one year as a consultant), first as President of its Premiere Communications division, and later as Chief Administrative Officer of its VoiceCom division. Prior thereto, he spent approximately 26 years at AT&T Corp., retiring in 1997 as the Chief Financial Officer of the Southern and Southwestern Regions of AT&T Corp.’s consumer long distance business. The Board believes that Mr. Garner’s extensive experience in all facets of telecommunication and his knowledge of the Company would make him a valuable addition to the Board.
Howard J. Haug was appointed as a director of the Company on December 21, 2004 upon the closing of our initial public offering. Mr. Haug has served as Executive Vice President, Treasurer and Chief Investment Officer of Space Florida, an independent district and subdivision of the State of Florida that is responsible for promoting and developing Florida’s aerospace industry, since December 2011. In this role, he is responsible for the oversight of Space Florida’s assets and investments. From September 2007 to December 2011, he served as Space Florida’s Senior Vice President and Chief Financial Officer. Prior to joining Space Florida, he was Chief Financial Officer of Healthfair USA, a privately held mobile preventive health care screening company, from April 2007 to September 2007 and Senior Vice President of Administration and Chief Financial Officer of Enterprise Florida from March 2003 to April 2007. As Chief Financial Officer for each of the listed entities, he was responsible for all financial matters including reporting, financial planning, budgeting, treasury functions and operations results analysis. Before joining Enterprise Florida, he spent 13 years with AT&T’s BellSouth unit. Prior to his career with BellSouth, he worked with PricewaterhouseCoopers and Ernst & Young and is a certified public accountant. His roles at Space Florida, Enterprise Florida, BellSouth and at PricewaterhouseCoopers included management responsibility of merger and acquisition activities, public placement of stock and debt and regulatory reporting. He serves as one of our audit committee financial experts. Mr. Haug’s experience with AT&T brings important telecommunication knowledge to the Company. His credentials as a certified public accountant and work as a chief financial officer of various entities makes him a valuable asset to the Board, the audit committee (which he chairs) and the nominating and corporate governance committee.
Stephen P. McCall was appointed Chairman of the Board on June 18, 2013. Mr. McCall has served as a director of the Company and its predecessor Rural LEC Acquisition LLC since January 1999 and served as Chairman of the Board of Rural LEC Acquisition LLC until the closing of our initial public offering on December 21, 2004. He has more than 15 years of private equity investing experience focused on growth capital and buyout investments in the telecommunications sector. He founded and is currently a Managing Member of Blackpoint Equity Partners LLC, a private equity investment firm. Prior to founding Blackpoint, he was a General Partner at Seaport Capital, a private equity investment firm, where he was employed from 1997 through 2007. Previously, Mr. McCall worked at Patricof  & Co. Ventures, a private equity investment firm, and Montgomery Securities in the Corporate Finance Department. Mr. McCall is a director of Trump Entertainment Resorts, Inc. and several private companies. In addition, from November 2009 to May 2011, Mr. McCall was a director of Ambassadors International, Inc. Mr. McCall’s experience in private equity investing and portfolio management, which is focused on the telecommunications industry, provides relevant insight into analyzing potential acquisitions, raising equity, debt financing and advising on Company strategy, making him a valuable asset to the Board and to the compensation committee.
Brian A. Ross has served as a director of the Company since May 24, 2013. Mr. Ross is the Principal of Mid-Market Growth Partners, which provides rigorous analytical tools and shepherds its clients’ strategies into financial results. Between 2012 and 2013, Mr. Ross was an independent consultant. Until 2012, Mr. Ross served as President and Chief Executive Officer of KnowledgeWorks, an educational non-profit that provides innovative teaching pedagogies. Prior to joining KnowledgeWorks, Mr. Ross served both as Chief Operating Officer and the Chief Financial Officer during a 13-year tenure at Cincinnati Bell. He serves on the Board of Directors for Alaska Communications, where he is a member of the audit committee and is the chairperson of the compensation committee, and Journal Media Group. He serves as one of our audit committee financial experts. Mr. Ross’s experience as a senior officer with Cincinnati Bell, and his other experience in the telecommunication industry, gives him important telecommunication knowledge, making him a valuable asset to the Board, the audit committee and the compensation committee (which he is currently expected to join immediately following the Annual Meeting).
Robert J. Souza was appointed our Chief Executive Officer and elected a director of the Company effective January 1, 2015. Prior to assuming the Chief Executive Officer title, he served as and still is our President, a position he assumed in May 2014. Previously, he was Senior Vice President of our New England division. Mr. Souza was President of Pine Tree Networks from 2001 until it was acquired by the Company in 2008. Mr. Souza began his telecommunication career with New England Telephone in 1973 and his more than 40 years of experience includes positions with Ooltewah-Collegedale Telephone Company in Tennessee and Saco River Telephone in Maine. His background in both technology and operations, as well as his extensive experience with the Company and in the telecommunication industry, make him not only an effective leader of the business but also an effective director.
Gary L. Sugarman has served as a director of the Company since May 24, 2013. Mr. Sugarman is Managing Member of Richfield Capital Partners, a venture fund formed in May 2010 to provide working capital investments in the technology/media sectors and a principal of Richfield Associates, a telecom investment/merchant bank which he founded in 1993. Over a 20-year period, Mr. Sugarman has invested in and operated numerous telecom/data companies through these entities. Mr. Sugarman sits on the Board of Directors of Telephone and Data Systems, Inc., a publicly-traded telecom company with both wireless and wireline assets, and LICT Corp., which owns telecom operating companies and other telecom assets. Mr. Sugarman was, from November 2010 to April 2013, Executive Chairman/Investor - FXecosystem Inc., a private company based in London, and, from 2007 until 2010, Executive Chairman/Investor - Veroxity Technology Partners, a metro fiber provider in Boston. He also served as Chairman of the Board of Directors and Chief Executive Officer of Mid Maine Communications, a facilities-based telecommunication company he co-founded in 1994, until its sale in 2006 to Otelco. Mr. Sugarman’s experience in the telecommunication industry brings us important telecommunication knowledge and his investment experience provides insight into acquisitions and structuring debt and equity transactions, each of which makes him a valuable asset to the Board, the nominating and corporate governance committee (which he chairs) and the audit committee (which he is currently expected to join immediately following the Annual Meeting).
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.
Independence of Directors
Messrs. Frost, Haug, McCall, Ross and Sugarman have no involvement with any company or individual that is a supplier, consultant or customer of the Company, do not serve in any additional paid advisory capacity with the Company and are independent directors under the Exchange Act and the NASDAQ Stock Market’s listing standards. In addition, Mr. Meyers, one of our current directors, who has decided not to stand for re-election at the Annual Meeting, has no involvement with any company or individual that is a supplier, consultant or customer of the Company, does not serve in any additional paid advisory capacity with the Company and is an independent director under the Exchange Act and the NASDAQ Stock Market’s listing standards. There are no family relationships among any of our directors and/or any of our executive officers.
Director Voting
Generally, each director is entitled to one vote on every matter to be voted on by the Board. However, following the occurrence of certain triggering events set forth in our certificate of incorporation, but prior to the indefeasible payment in full of all of our outstanding obligations under our credit facility and the termination of all commitments of the lenders under our credit facility, each of the Special Directors will be entitled to two votes on every matter to be voted on by the Board, whereas the other directors will still only be entitled to one vote on every matter to be voted on by the Board; provided, that if there is a vacancy among the Special Directors, then the votes of the remaining Special Directors will be increased on a pro rata basis to provide the Special Directors with an aggregate of six votes on all matters to be voted on by the Board. In addition, prior to the indefeasible payment in full of all of our outstanding obligations under our credit facility and the termination of all commitments of the lenders under our credit facility, in addition to any other vote required by applicable law, we may not file any voluntary bankruptcy proceeding without the approval of the Special Directors holding at least two-thirds of the votes then entitled to be cast by all of the Special Directors.
The Reorganization Cases
On March 24, 2013, the Company and each of its then direct and indirect subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions for reorganization (the “Reorganization Cases”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in order to effectuate the Debtors’ joint prepackaged plan of reorganization (the “Plan”). On May 6, 2013, the Bankruptcy Court entered an order confirming the Plan. On May 24, 2013, the Debtors substantially consummated their reorganization through a series of transactions contemplated by the Plan, and the Plan became effective pursuant to its terms. Specifically, on May 24, 2013, pursuant to the Plan, among other things, (1) the holders of outstanding principal term loan obligations under our credit facility, or affiliates thereof, received their pro rata share of the Class B shares, (2) all of our then-outstanding senior subordinated notes were cancelled and the holders thereof received their pro rata share of the Class A shares, (3) all then-outstanding shares of our common stock were cancelled and (4) the number of directors of the Company was fixed at seven, and the Board consisted of Messrs. Frost, Haug, McCall, Meyers, Ross, Sugarman and Weaver. On August 22, 2013, the Bankruptcy Court issued a final decree closing the Reorganization Cases.

Proposal 2
Ratification of Appointment of
Independent Registered Public Accounting Firm
Our Relationship with Our Independent Registered Public Accounting Firm
The audit committee has appointed BDO USA, LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2015, subject to ratification of this appointment by our stockholders. BDO USA, LLP provided audit services for both the three year period 2001 through 2003 and the interim periods of 2004 included in our initial public offering and audit services in 2004 through 2014 as a public company. BDO USA, LLP is knowledgeable about the Company and its financial statements. A representative of BDO USA, LLP is expected to be present, by phone, at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.
	2013	2014
Audit Fees	$318,444	$344,716
Audit-Related Fees	59,655	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$378,099	$344,716

Audit Fees
Audit fees for 2013 and 2014 include work related to the audits of the consolidated financial statements included in the Company’s Annual Reports on Form 10-K, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and the audits of the effectiveness of our internal control over financial reporting required by the Sarbanes-Oxley Act of 2002.
Audit-Related Fees
Audit-related fees in 2013 include support for Securities and Exchange Commission and Bankruptcy Court filings and accounting consultation associated with our balance sheet restructuring, which were provided by BDO USA, LLP’s consulting division. There were no audit-related fees in 2014.
Tax Fees
No tax fees were billed in 2013 or 2014.
All Other Fees
No other fees were billed in 2013 or 2014.
The audit committee approved engagement letters for 100% of the services in advance of those services being provided.
Pre-Approval Policies and Procedures
The audit committee’s policy is to pre-approve all audit and permissible non-audit services rendered by BDO USA, LLP and the firm providing tax services for the Company. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, tax services and other support services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of BDO USA, LLP or on an individual case-by-case basis before BDO USA, LLP is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.
The affirmative vote of the holders of a majority of the Class A shares present in person or represented by proxy at the Annual Meeting will be required to ratify the appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Proposal 3
Advisory Approval of the Compensation
of Otelco’s Named Executives
As required by Section 14A of the Exchange Act, we are seeking advisory stockholder approval of the compensation of our named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation” and as described in the section of this proxy statement titled “Compensation Discussion and Analysis.” Otelco is committed to executive compensation that retains effective leadership of the Company and is appropriate when compared to other industry information. Stockholders should carefully read the section of this proxy statement titled “Compensation Discussion and Analysis,” which discusses in detail how our compensation policies and procedures implement our compensation philosophy.
The vote is advisory and non-binding and will be considered by the compensation committee in determining future compensation of the Company’s named executive officers.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE FOLLOWING RESOLUTION RELATED TO THE ADVISORY APPROVAL OF THE COMPENSATION OF OTELCO’S NAMED EXECUTIVES:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative.”
Our current policy is to hold an advisory vote to approve the compensation of our named executive officers annually. Under this policy, the next advisory vote will occur at the annual meeting of stockholders to be held in 2016.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐
YOUR VOTE IS IMPORTANT!
PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING
THE ENCLOSED ENVELOPE.
PLEASE MARK THE APPROPRIATE BOX USING DARK INK ONLY.
↓   Please fold here – Do not separate   ↓
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE
ELECTION OF EACH OF THE NOMINEES.
1.	Election of Directors:	FOR	WITHHELD		FOR	WITHHELD
	01 Norman C. Frost	☐	☐	05 Curtis L. Garner, Jr.	☐	☐
	02 Howard J. Haug	☐	☐	06 Stephen P. McCall	☐	☐
	03 Brian A. Ross	☐	☐	07 Robert J. Souza	☐	☐
	04 Gary L. Sugarman	☐	☐
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE
FOR THE RATIFICATION OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM.
2.	Ratification of the appointment of BDO USA, LLP as the Company’s Independent Registered Public Accounting Firm:	☐ For	☐ Against	☐ Abstain
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OTELCO’S NAMED EXECUTIVES.
3.	Approval, on an advisory basis, of the compensation of Otelco’s named executives:	☐ For	☐ Against	☐ Abstain
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.
Date ________________________

Signature(s) in Box
Please sign exactly as your name appears on your stock certificate. Joint owners should each sign personally. A corporation should sign the full corporate name by duly authorized officer and affix corporate seal. A partnership should sign the full partnership name by a duly authorized person. When signing as an attorney, executor, administrator or guardian, please give full title as such.

OTELCO INC.
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 14, 2015
11:00 a.m. local time
Dorsey & Whitney LLP
51 West 52nd Street
9th Floor
New York, New York 10019
OTELCO INC. 505 Third Avenue East Oneonta, Alabama 35121	proxy

ANNUAL MEETING OF STOCKHOLDERS – MAY 14, 2015
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of Otelco Inc. (the “Company”) hereby appoints Robert J. Souza and Curtis L. Garner, Jr., and each of them, as true and lawful proxies with full power of substitution for the undersigned and in the undersigned’s name, place and stead, to represent and vote, as designated below, all of the Class A common stock of the Company held of record by the undersigned on March 16, 2015 at the Annual Meeting of Stockholders to be held at the offices of Dorsey & Whitney LLP, 51 West 52nd Street, 9th Floor, New York, New York 10019, at 11:00 a.m. local time on May 14, 2015, or any adjournments or postponements thereof, upon all matters that may properly come before the meeting, including all matters described in the Company’s Notice of Annual Meeting of Stockholders and Proxy Statement dated April 6, 2015, subject to any directions noted on the reverse side of this proxy card. If any nominee for director should be unavailable for election as a result of an unexpected occurrence, the foregoing proxy holders will vote for election of a substitute nominee proposed by management.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted FOR the election of all nominees for director; FOR Proposal 2; and FOR Proposal 3. Should any other matter requiring a vote of the stockholders arise, the proxies named above are authorized to vote in accordance with their best judgment in the interest of the Company. The tabulator cannot vote your shares unless you sign and return this proxy card.
See reverse for voting instructions.